                                                                    EXHIBIT 99.1


               BINDVIEW CORPORATION REPORTS RECORD FOURTH QUARTER
                       AND FULL YEAR REVENUES FOR FY 2000

       Strategic Momentum of Product Launches, Growing Industry Accolades,
        Tighter Industry Partnerships and Meeting Customer Demand Within
                   Key Markets Propels the Company into 2001

HOUSTON - JAN. 23, 2001 -- BindView Corporation (Nasdaq: BVEW), a leading provider of IT administration and security management solutions, today announced record revenues for its fourth quarter and year ending December 31, 2000. The year closed with a strong finish propelled by the strategic momentum of a major new version of the bv-Control Security Management Suite, several important industry accolades, a strengthening of key industry partnerships and evidence of successfully meeting customer demand within key product sets.

Strong performance in both Enterprise and Emerging accounts in North America, as well as a solid performance in the European operations, fueled the strong results for the fourth quarter. BindView's fourth quarter revenues grew 15 percent to a record $27.4 million, compared with revenues of $23.9 million in the fourth quarter of 1999. The fourth quarter results continued growth trends established during the first three quarters of the year, producing 2000 revenues of $87.3 million for the fiscal year, a 22 percent increase over 1999 revenues of $71.7 million. Excluding non-recurring costs related primarily to the Entevo acquisition and the closure of our California development location, the Company reported net income of $2.8 million and $3.3 million for the fourth quarter and the full year respectively. This resulted in EPS of $0.05 and $0.06 per diluted share for the fourth quarter and full year, respectively.

"2000 was a year of transition for BindView and I am delighted that we were able to finish the year with a record quarter," said Rick Gardner, President and Chief Executive Officer of BindView. " Our business experienced positive change in 2000. Our sales force has been enhanced with a very focused coverage strategy. Our development organization has completed an extraordinary effort to consolidate our bv-Control product line under a single console infrastructure, enabling us to bring new products to market much faster. Additionally, we demonstrated a deepened partnership with Microsoft with the delivery of new versions of our products that support the Windows 2000 and .NET environments, as well as the industry's first Windows 2000 Professional and Server Certified directory administration solution. We are pleased with 2000's results and look forward to continuing to build on these successes and others in 2001."

Highlights for the fourth quarter of 2000 included:

o Delivered v 7.0 of BindView's bv-Control Security Management Suite, a true enterprise class security and policy enforcement solution. The suite delivers unparalleled security for applications, e-services, directories, and operating systems. This release includes support for UNIX and Linux, the newest environments in BindView's expanded suite of solutions.

o Delivered v 4.0 of BindView's bv-Admin for Windows 2000 solution. Included in the release is BindView's unique Web-based interface, the first of its kind to truly support the in-depth management tasks required to administer Windows 2000, Active Directory and Windows NT, and maintain parallel environments with ease.

o BindView's bv-Admin for Windows 2000 became the first directory administration product to receive Microsoft Windows 2000 Professional and Microsoft Windows 2000 Server certification.

o Microsoft Consulting Services began offering BindView's migration and management solutions with its enterprise consulting and planning services for managing Windows 2000 deployments.

o BindView's bv-Control for Internet Security became the first commercial software product to receive the highest level of certification from the System Administration, Networking and Security (SANS) Institute for its ability to detect all the security vulnerabilities identified in SANS' Priority One List of the most critical security vulnerabilities.

o BindView was once again recognized as one of the fastest growing technology companies in North America in Deloitte & Touche's Technology Fast 500 listing.

o Industry recognition continued for BindView's products with bv-Control named as a finalist in Information Security Magazine's readership-nominated Excellence Awards for security (winners to be announced in February 2001).

o RAZOR, BindView's elite team of security experts, continued to identify key threats that face e-business while also becoming the first company to release a software update to detect the critical NAPTHA security vulnerability.

o Added over 200 new customers for the quarter and over 750 for the year, achieving a quarterly and annual record for the company.

o Increased worldwide headcount approximately 70 percent during 2000 to over 740.


o Increased the average transaction size 23 percent from 1999 to over $30,000 in 2000.

o Increased the number of transactions over $200,000 by over 40 percent from 1999.


ACQUISITION OF ENTEVO CORPORATION

The Company completed its acquisition of Entevo Corporation on February 9, 2000. Entevo, headquartered in Arlington, Virginia, is a provider of directory management solutions that help organizations deploy, integrate, administer, and maintain enterprise directory services, Windows NT, and Windows 2000. Entevo's award winning DirectManage (now bv-Admin) suite of products has been added to BindView's award-winning solutions for managing the configuration, security and availability of the IT infrastructure.

The historical financial results of all periods presented have been restated to include the results of Entevo, as this acquisition was accounted for as a pooling of interests.

SCHEDULED CONFERENCE

BindView has scheduled a conference call today at 4:00 p.m. CST to discuss details of the fourth quarter's results. Anyone interested should call (800) 289-0493, passcode 763851. A webcast also will be provided live on BindView's website at www.bindview.com/investors/index.cfm. The conference will be available for replay at (888) 203-1112, passcode 763851. This replay will be available three hours after the call through February 2, 2001, or as an archived webcast on BindView's website at www.bindview.com.

ABOUT BINDVIEW

BindView, the leader in the vulnerability assessment market, provides software solutions, which enhance business performance by ensuring the integrity of the IT infrastructure. BindView's comprehensive software offerings secure and simplify the management and administration of network operating systems, directories and related applications. BindView's award-winning products enable corporate IT professionals to effectively leverage their existing technologies and help them achieve their business goals. More than 10 million licenses of BindView's solutions have been shipped worldwide to approximately 5,000 companies, including more than 75 of the Fortune 100 and 23 of the largest 25 U.S. banks.


Editors Note BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

                              BindView Corporation
                        Consolidated Statement of Income
                                   (Unaudited)

                                                                    Quarter                Twelve Months
                                                                Ended December 31,       Ended December 31,
                                                                2000         1999        2000         1999
                                                                 (in thousands, except per share amounts)
Revenues:
         Licenses                                             $20,073      $18,433     $60,156      $53,200
         Services                                               7,324        5,460      27,149       18,539
                                                              -------      -------     -------      -------
                  Total revenues                               27,397       23,893      87,305       71,739
                                                              -------      -------     -------      -------
Cost of revenues:
         Cost of licenses                                         508          450       2,123        1,497
         Cost of services                                       1,417          604       4,049        2,357
                                                              -------      -------     -------      -------
                  Total cost of revenues                        1,925        1,054       6,172        3,854
                                                              -------      -------     -------      -------
Gross profit                                                   25,472       22,839      81,133       67,885
                                                              -------      -------     -------      -------
Costs and expenses:
         Sales and marketing                                   13,426       11,767      44,746       34,974
         Research and development                               7,186        5,667      26,500       19,298
         General and administrative                             2,403        2,033       9,780        7,294
         Acquisition related earnout                               --        1,200          --        1,200
         Transaction, restructuring and asset impairment        2,347           --       7,928        2,524
                                                              -------      -------     -------      -------
Operating income (loss)                                           110        2,172      (7,821)       2,595
Other income, net                                               1,002        1,059       4,443        3,263
                                                              -------      -------     -------      -------
Income (loss) before income tax provision                       1,112        3,231      (3,378)       5,858
Provision (benefit) for income tax                               (222)       2,485        (346)       6,299
                                                              -------      -------     -------      -------
Net income (loss)                                             $ 1,334      $   746     $(3,032)     $  (441)
                                                              -------      -------     -------      -------
Earnings (loss) per common share:
         Basic                                                  $0.02        $0.01      $(0.06)      $(0.01)
         Diluted                                                $0.02        $0.01      $(0.06)      $(0.01)
Shares used in computing earnings (loss) per common share:
         Basic                                                 51,926       50,523      51,810       48,095
         Diluted                                               54,530       56,255      51,810       48,095

                              BindView Corporation
                           Consolidated Balance Sheet
                                   (Unaudited)

                                                                  December 31, 2000      December 31, 1999
                                                                  -----------------      -----------------
                                                                                (in thousands)
                                          ASSETS
Current assets:
         Cash and cash equivalents                                     $ 49,337               $ 72,150
         Short-term investments                                           9,247                  4,834
         Accounts receivable, net                                        24,991                 15,701
         Deferred tax asset                                               8,047                  3,069
         Other current assets                                             1,428                  1,142
                                                                       --------               --------
                  Total current assets                                   93,050                 96,896
                                                                       --------               --------
         Property and equipment, net                                     14,150                  8,485
         Purchased software and related assets, net                          --                  1,177
         Long-term investments                                            5,957                  6,120
         Other assets                                                       702                    564
                                                                       --------               --------
                  Total assets                                         $113,859               $113,242
                                                                       --------               --------

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
         Accounts payable                                              $  4,082               $  3,077
         Accrued liabilities                                              2,421                  2,721
         Accrued compensation                                             2,826                  3,757
         Deferred revenue                                                 9,942                 10,311
         Current maturities of indebtedness                                  --                    176
                                                                       ---------              --------
                  Total current liabilities                              19,271                 20,042
                                                                       ---------              --------
Long-term liabilities:
         Deferred revenue                                                 1,515                      _
         Indebtedness and other long-term liabilities                         _                    144
                                                                       ---------              --------
                  Total liabilities                                      20,786                 20,186
Shareholders' equity:
         Common stock                                                         1                      1
         Treasury and Preferred stock                                    (5,324)                    23
         Additional paid-in capital                                     117,809                109,471
         Accumulated deficit                                            (19,000)               (15,975)
         Notes receivable, shareholders                                    (144)                  (202)
         Cumulative other comprehensive income                             (269)                  (262)
                                                                       ---------              --------
                  Total shareholders' equity                             93,073                 93,056
                                                                       ---------              --------
                        Total liabilities and shareholders' equity     $113,856               $113,242
                                                                       ---------              --------